Exhibit 99.6

N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

FOR IMMEDIATE RELEASE

NOVEMBER 2, 2005

CONTACTS:

JEFFREY L. MOBLEY, CFA VICE PRESIDENT - INVESTOR RELATIONS AND RESEARCH (405) 767-4763	MARC ROWLAND EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER (405) 879-9232

CHESAPEAKE ENERGY CORPORATION ANNOUNCES PRICING OF PRIVATE OFFERING OF 2.75% CONTINGENT CONVERTIBLE SENIOR NOTES DUE 2035

OKLAHOMA CITY, OKLAHOMA, NOVEMBER 2, 2005 – Chesapeake Energy Corporation (NYSE:CHK) today announced that it has priced its previously announced private offering of $600 million aggregate principal amount of contingent convertible senior notes due 2035. Chesapeake has also granted a 13-day over-allotment option to the initial purchasers to purchase up to $90 million in additional convertible notes solely to cover over-allotments, if any.

The notes will be convertible under certain circumstances into a combination of cash and Chesapeake common stock at an initial conversion price of $39.07 (subject to adjustment in certain circumstances), which is equivalent to an initial conversion rate of approximately 25.5951 common shares per $1,000 principal amount of convertible notes. In general, upon conversion of a convertible note, the holder will receive cash equal to the principal amount of the note and Chesapeake common stock for the note’s conversion value in excess of such principal amount.

The convertible notes will bear interest at a rate of 2.75% per annum and will also bear contingent interest in certain circumstances for periods after November 15, 2015. The convertible notes will mature on November 15, 2035 and may not be redeemed by Chesapeake prior to November 15, 2015. Holders of the convertible notes may require Chesapeake to repurchase some or all of the convertible notes on November 15, 2015, 2020, 2025 and 2030. The convertible notes will be senior unsecured obligations of Chesapeake.

The closing of the convertible notes offering is expected to occur on November 8, 2005, and is subject to the satisfaction of customary closing conditions.

Chesapeake intends to use the net proceeds from the offering, together with proceeds from concurrent private offerings of cumulative convertible preferred stock and senior notes, to partially fund its recently announced acquisition of Columbia Natural Resources, LLC for $2.2 billion in cash.

The convertible notes being sold by Chesapeake and the underlying common stock that may be issuable upon conversion will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. The convertible notes will be eligible for resale under Rule 144A. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy the notes or the underlying common stock.

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include estimates and give our current expectations or forecasts of future events. Although we believe our forward-looking statements are reasonable, they can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.

Pro forma for its acquisition of Columbia Natural Resources, LLC and its affiliates, Chesapeake Energy Corporation is the second largest independent producer of natural gas in the U.S. Headquartered in Oklahoma City, the company's operations are focused on exploratory and developmental drilling and property acquisitions in the Mid-Continent, Permian Basin, South Texas, Texas Gulf Coast, Barnett Shale, Ark-La-Tex and, most recently, the Appalachian Basin regions of the United States.

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